Exhibit 10.40

September 4, 2014

Electronic Cigarettes International Group

Attention: Brent Willis

1135 Apple Drive

Nunica, MI 49448

Re:	Termination of Buy-side Advisory Agreement between Fields Texas Limited LLC. and Electronic
Cigarettes	International Group Ltd. (f/k/a Victory Electronic Cigarettes Corporation)

Dear Brent,

This letter is to confirm the mutual decision to terminate the buy-side advisory agreement entered into between Fields Texas Limited LLC. and Electronic Cigarettes International Group Ltd. (“ECIG”) on April 28, 2014 (the “BSAG”). In addition to terminating the BSAG, Fields Texas Limited LLC has agreed to surrender 69,000 warrants issued as a result of the Must Have Ltd. acquisition, 90,000 warrants issued as a result of the asset purchase from Hardwire Interactive Ltd., and any and all warrants resulting from the pending acquisition of Ten Motives Ltd. ECIG will honor the outstanding cash payments related to its advisory work for both Must Have Ltd. and Ten Motives Ltd., both of which are due at the time of closing the offering.

Our joint execution below will confirm this agreement.

Best regards.

FIELDS TEXAS LIMITED LLC.

By:	/s/ William Fields
Its:	Chairman

Agreed and acknowledged:

ELECTRONIC CIGARETTES INTERNATIONAL GROUP LTD.

By:	/s/ Brent Willis
Its:	Chairman And CEO